SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Ameritrade Holding Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 10, 2004

      The Annual Meeting of Stockholders of Ameritrade Holding Corporation (the “Company”) will be held at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska on Tuesday, February 10, 2004, at 10:30 a.m., Central Standard Time, for the following purposes:

1) To elect three Directors to the Board of Directors;

2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending September 24, 2004;

3) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

      Only stockholders of record at the close of business on December 17, 2003 will be entitled to notice of and to vote at the meeting.

      Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it promptly in the envelope enclosed for that purpose. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card, unless you request one, and we encourage you to vote online. If you did not elect to receive the materials through the Internet, you may still vote your shares electronically by following the procedures described in the Company’s Proxy Statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and Stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

J. Peter Ricketts, Secretary

Omaha, Nebraska

December 29, 2003

PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE MEETING
Quorum and Voting Requirements
Voting Electronically
PROPOSAL 1 ELECTION OF DIRECTORS
Board of Directors
Nominees to Board of Directors
Directors Not Standing For Election
Executive Officers
Board Meetings and Committees
Compensation of Directors
Section 16(a) Beneficial Ownership Reporting Compliance
Stock Ownership of Certain Beneficial Owners and Management
Merger and Stockholders Agreement
EXECUTIVE COMPENSATION
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
Employment and Severance Agreements
Report of the Compensation Committee on Executive Compensation
Compensation Committee Interlocks and Insider Participation
Performance Graph
Certain Relationships and Related Transactions
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF AUDITOR
Audit and Non-Audit Fees
Report of the Audit Committee
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS

Ameritrade Holding Corporation

4211 South 102nd Street
Omaha, Nebraska 68127

PROXY STATEMENT

for
ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2004 Annual Meeting of Stockholders of Ameritrade Holding Corporation (the “Company”). The 2004 Annual Meeting will be held on February 10, 2004 at 10:30 a.m., Central Standard Time, at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about December 29, 2003.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

      The Company has one class of Common Stock. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of Directors. Only stockholders of record at the close of business on December 17, 2003 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 421,541,799 shares of Common Stock issued and outstanding.

      The accompanying proxy is solicited from the holders of the Common Stock on behalf of the Board of Directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy via the Internet, telephone or mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person. All shares of the Company’s Common Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. The Directors expect shares of the Common Stock held by executive officers and Directors of the Company will be voted “FOR” such proposals. Such shares represent approximately 42 percent of the Common Stock outstanding as of December 17, 2003.

      A quorum consisting of at least a majority of shares of Common Stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes, will be considered present at the meeting for purposes of determining a quorum.

Voting Electronically

      In order to vote online or via telephone, go to the www.ProxyVote.com Web site or call the toll-free number reflected on the enclosed voting form, and follow the instructions. If you would like to receive future stockholder materials electronically, please enroll at www.investordelivery.com. Please have the form you received in hand when accessing the site.

      Please refer to the voting form enclosed herewith or to the e-mail announcement that you may have received for voting instructions. If you choose not to vote electronically, please complete and return the paper voting form in the pre-addressed, postage-paid envelope provided herewith.

      If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, please notify the Secretary of the Company of this request.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

      The Company’s amended and restated certificate of incorporation divides the Company’s Board of Directors into three classes, with three Directors per class and with each class being elected to a staggered three-year term. Currently the Company has eight Directors. J. Joe Ricketts, the Company’s Chairman and Founder, certain members of his family and trusts established for their benefit (collectively, the “Ricketts holders”) owned approximately 25.4% of our Common Stock as of the Record Date. Investment funds affiliated with Bain Capital, Silver Lake Partners and TA Associates (collectively, the “Datek holders”) collectively owned approximately 18.8% of our Common Stock as of the Record Date. The Ricketts holders and the Datek holders have entered into a stockholders agreement (the “Stockholders Agreement”) that obligates the parties to vote their shares in favor of a Board of Directors consisting of nine members, of which three are designated by the Ricketts holders, three are designated by the Datek holders and three are independent directors selected with the agreement of the Ricketts holders and the Datek holders. Accordingly, the Board has nominated J. Peter Ricketts, C. Kevin Landry and Mark L. Mitchell as Class II Directors to be voted upon at the 2004 Annual Meeting, to serve terms ending at the 2007 Annual Meeting. J. Joe Ricketts and Stephen G. Pagliuca are Class III Directors serving terms ending at the 2005 Annual Meeting. Michael D. Fleisher, Glenn H. Hutchins and Thomas S. Ricketts are Class I Directors serving terms ending at the 2006 Annual Meeting. The third Class III Director is to be nominated with the agreement of the Ricketts holders and the Datek holders. The Board of Directors has determined that Messrs. Fleisher, Hutchins, Landry, Mitchell and Pagliuca are independent as defined in NASD Rule 4200.

      This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of three Class II Directors to be elected by them and the other matters described herein. The Board of Directors knows of no reason any of Messrs. J. Peter Ricketts, Landry and Mitchell might be unavailable to serve as the Class II Directors, and each has expressed an intention to serve, if elected. If any of Messrs. J. Peter Ricketts, Landry and Mitchell is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. With the exception of the Stockholders Agreement, there are no arrangements or understandings between any of the persons nominated to be a Class II Director and any other person pursuant to which any of such nominees was selected.

      The election of a Director requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote; provided that a quorum of at least a majority of the outstanding shares of Common Stock are represented at the meeting. Shares of Common Stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted towards the presence of a quorum but will not be considered present and voting. Therefore, abstentions and “broker non-votes” will have no impact on the election of Directors. Proxies submitted pursuant to this solicitation will be voted for the election of each of Messrs. J. Peter Ricketts, Landry and Mitchell as Class II Directors, unless specified otherwise.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF J. PETER RICKETTS, C. KEVIN LANDRY AND MARK L. MITCHELL AS CLASS II DIRECTORS.

      The tables below set forth certain information regarding the Directors of the Company.

Nominees to Board of Directors

				Class and
				Year in
			Director	Which
Name	Age	Principal Occupation	Since	Term Expires

J. Peter Ricketts	39	President, Private Client Division; Vice Chairman and Corporate Secretary of the Company	1999	Class II 2007
C. Kevin Landry	59	Managing Director and Chief Executive Officer, TA Associates, Inc.	2002	Class II 2007
Mark L. Mitchell	43	Principal, CNH Partners, LLC	1996	Class II 2007

      J. Peter Ricketts became President of the Company’s Private Client Division in June 2001. He has served as a Director since 1999, has been Secretary of the Company since May 2001 and also served as Secretary from November 1996 to October 1999. Since joining the Company in 1993, he has held various leadership positions, including Senior Vice President of Strategy and Business Development, Senior Vice President of Product Development and Senior Vice President of Marketing. Mr. Ricketts received an M.B.A. in marketing and finance and a B.A. in biology from the University of Chicago. J. Peter Ricketts is the son of J. Joe Ricketts and the brother of Thomas S. Ricketts.

      C. Kevin Landry has served as a Managing Director and Chief Executive Officer of TA Associates, Inc. since its incorporation in 1994. From 1982 to 1994, Mr. Landry served as a Managing Partner of its predecessor partnership. Mr. Landry also is a director of Instinet Group Incorporated and Standex International Corporation. He is a member of the Private Equity Hall of Fame. He is a trustee of the Middlesex School, an Overseer of the Museum of Fine Arts, a member of the Executive Committee of Harvard University’s Committee on University Resources and Co-Chairman of the Harvard Boston Major Gifts Committee. Mr. Landry received an M.B.A. from The Wharton School of Finance and a B.A. in Economics from Harvard University.

      Mark L. Mitchell has served as a Director of the Company since December 1996 and served as a member of the Company’s Board of Advisors in 1993. Mr. Mitchell is a Principal at CNH Partners, LLC, an investment management firm which he co-founded in 2001. He was a finance professor at Harvard University from 1999 to 2003 and was a finance professor at the University of Chicago from 1990 to 1999. Mr. Mitchell was a Senior Financial Economist for the SEC from 1987 to 1990. He is a member of the Nasdaq Quality of Markets Committee. He was a member of the Economic Advisory Board of NASD from 1995 to 1998. Mr. Mitchell received a Ph.D. in Applied Economics and an M.A. in Economics from Clemson University, and received a B.B.A. in Economics from the University of Louisiana at Monroe.

Directors Not Standing For Election

				Class and
				Year in
			Director	Which
Name	Age	Principal Occupation	Since	Term Expires

J. Joe Ricketts	62	Chairman and Founder of the Company	1981	Class III 2005
Michael D. Fleisher	39	Chairman and Chief Executive Officer, Gartner, Inc.	2002	Class I 2006
Glenn H. Hutchins	48	Managing Member, Silver Lake Technology Management, L.L.C.	2002	Class I 2006
Stephen G. Pagliuca	48	Managing Director, Bain Capital	2002	Class III 2005
Thomas S. Ricketts	38	Chairman and Chief Executive Officer, Incapital LLC	2002	Class I 2006

      J. Joe Ricketts is currently Chairman of the Company’s Board of Directors. He also held the position of Chief Executive Officer from 1981 through February 2001, except for the period from March 1999 to May 2000, during which he was Co-Chief Executive Officer, and the period from May 2000 to August 2000, during which he did not hold the position of Chief Executive Officer. In 1975, Mr. Ricketts became associated with the Company and served as a Director and officer. By 1981, Mr. Ricketts acquired majority control of the Company. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with Ricketts & Co. and a branch manager with The Dun & Bradstreet Corporation, a financial information firm. Mr. Ricketts is a Director of Securities Industry Association (SIA). Mr. Ricketts served as a member of the District Committee for District 4 of the NASD from 1996 to 1999. Mr. Ricketts serves on the Board of Directors of the American Enterprise Institute. Mr. Ricketts received a B.A. in economics from Creighton University. Mr. Ricketts is the father of J. Peter Ricketts and Thomas S. Ricketts.

      Michael D. Fleisher has been Chairman of the Board of Gartner, Inc. since October 2001, and a director and Chief Executive Officer of Gartner since October 1999. From February 1999 to October 1999, he served as Gartner’s Chief Financial Officer and Executive Vice President, Finance and Administration. Mr. Fleisher joined Gartner in April 1993. Prior to joining Gartner, Mr. Fleisher worked at Bain Capital, Inc. where he was involved in the buyout of Gartner by management and Bain Capital from Saatchi & Saatchi in October 1990. Prior to working at Bain Capital, Mr. Fleisher was a consultant with Bain & Company, a global business consulting firm. Mr. Fleisher is on the board of NYC 2012, Inc. Mr. Fleisher holds a B.S. in economics from the Wharton School of the University of Pennsylvania.

      Glenn H. Hutchins is a Managing Member of Silver Lake Technology Management, L.L.C., which he co-founded in January 1999. Silver Lake Technology Management is a manager and advisor of private equity funds, including Silver Lake Partners, L.P. Mr. Hutchins is a Managing Member of Silver Lake Technology Associates, L.L.C., which is the general partner of Silver Lake Partners, L.P. From 1994 to 1999, Mr. Hutchins was a Senior Managing Director of The Blackstone Group, where he focused on private equity investing. Mr. Hutchins is a director of Gartner, Inc. and Seagate Technology. He is also a director of private companies and non-profit organizations. Mr. Hutchins holds an A.B. from Harvard University, an M.B.A from Harvard Business School and a J.D. from Harvard Law School.

      Stephen G. Pagliuca founded the Information Partners Fund for Bain Capital in 1989. As a Managing Director of Bain Capital, he has been involved in over thirty acquisitions of significant information and medical companies, including Gartner, Inc., Physio-Control and Wesley-Jessen. Previously, Mr. Pagliuca was a Vice President at Bain & Company where he managed significant relationships in the healthcare and information services industries. He was also involved in developing Bain’s turnaround practice in which he worked with investment groups and corporate clients to rapidly improve under-performing business units. Mr. Pagliuca also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca is a director of Gartner, Inc., FTD, Inc. and Instinet Group

Incorporated. Mr. Pagliuca earned an M.B.A. from Harvard Business School and received a B.A. from Duke University.

      Thomas S. Ricketts is the Chairman and Chief Executive Officer of Incapital LLC, a company he co-founded in 1999. Incapital is a technologically oriented investment bank focused exclusively on the underwriting and distribution of fixed income products to individual investors. Incapital underwrites for several major U.S. corporations through its InterNotesSM product platform. From 1996 to 1999, Mr. Ricketts was a Vice President and an investment banker for the brokerage division of ABN AMRO. From 1995 to 1996, he was a Vice President at Mesirow Financial. From 1988 to 1994, Mr. Ricketts was a market maker on the Chicago Board Options Exchange. Mr. Ricketts holds an M.B.A. and a B.A. from the University of Chicago. Thomas S. Ricketts is the son of J. Joe Ricketts and the brother of J. Peter Ricketts.

Executive Officers

      The Company’s executive officers are as follows:

Name	Age	Position

J. Joe Ricketts	62	Chairman and Founder
Joseph H. Moglia	54	Chief Executive Officer
Phylis M. Esposito	52	Executive Vice President, Chief Strategy Officer
Michael R. Feigeles	47	Executive Vice President, Special Projects
Kurt D. Halvorson	41	Executive Vice President, Chief Administrative Officer
Asiff S. Hirji	37	Executive Vice President, Chief Information Officer
Ellen L.S. Koplow	44	Senior Vice President and General Counsel
John R. MacDonald	48	Executive Vice President, Chief Financial Officer and Treasurer
Anne L. Nelson	50	Senior Vice President and Chief Marketing Officer
J. Peter Ricketts	39	President, Private Client Division

      See “Directors Not Standing For Election” for information regarding the business experience of J. Joe Ricketts and “Nominees to Board of Directors” for information regarding the business experience of J. Peter Ricketts.

      Joseph H. Moglia joined the Company as Chief Executive Officer in March 2001. Mr. Moglia joined the Company from Merrill Lynch, where he served as Senior Vice President and head of the Investment Performance and Product Group for Merrill’s Private Client division. He oversaw all investment products, as well as the firm’s insurance and 401(k) businesses. Mr. Moglia joined Merrill Lynch in 1984 and, by 1988, was the company’s top institutional sales person. In 1992 he became head of Global Fixed Income Institutional Sales and in 1995 ran the firm’s Municipal division before moving to its Private Client division in 1997. Prior to entering the financial services industry, Mr. Moglia was the defensive coordinator for Dartmouth College’s football team. He coached various teams for 16 years, authored a book on football and wrote 11 articles that were published in national coaching journals. Mr. Moglia serves on the boards of directors of AXA Financial, Inc. and of its subsidiary, The Equitable Life Assurance Society of the U.S. Mr. Moglia received an M.S. in economics from the University of Delaware and a B.A. in economics from Fordham University.

      Phylis M. Esposito joined the Company as Chief Strategy Officer in July 2001. Ms. Esposito is responsible for Corporate Strategy, focusing on industry and market issues to develop corporate business initiatives that mitigate risks and maximize opportunities for profitable long-term growth. Ms. Esposito also oversees Investor Relations. Ms. Esposito has over 25 years of financial markets experience. From 1998 until joining the Company, she served as senior partner and project manager for Mathias & Company, Management Consultants. In that role, she provided strategic advice and business plan implementation to global financial institutions, professional financial service firms and multi-national corporations. Prior to that, she was a Senior Managing Director for Bear Stearns & Company. She was also a founding Partner and Chief Financial Officer for Artemis Capital Group, and a Vice President for Goldman Sachs. Ms. Esposito received an M.B.A. from Columbia University and holds a B.A. from Fordham University.

      Michael R. Feigeles joined the Company as Executive Vice President, Special Projects in February 2003. His duties include planning new initiatives for individual investors as well as developing relationships with Ameritrade Institutional distribution channels, including financial advisors and institutions. Mr. Feigeles has over 23 years experience in the financial services industry, spent principally with Merrill Lynch and Co. from 1978 to 2001. He received an M.B.A from Pace University in New York and a B.S. in accounting from the University of Maryland.

      Kurt D. Halvorson has served as Chief Administrative Officer since June 2001. He is responsible for communication and coordination of the Company’s Executive Management Team. In addition, he oversees human resources, corporate communications, facilities and clearing functions and administers corporate audit. Mr. Halvorson served as President of Advanced Clearing, Inc., a subsidiary of the Company, from 1997 to June 2001. He has been with the Company since 1987, also serving as Vice President and General Manager, and Vice President and Controller of Advanced Clearing. Before joining the Company, Mr. Halvorson was a Certified Public Accountant for Deloitte & Touche from 1984 to 1987. Mr. Halvorson currently is an industry governor on the board of the Chicago Stock Exchange. He is a past member of the Securities Industry Association Membership Committee and Firm and Industry Analysis Committee (FIAC), and United Way Young Leaders Society. Mr. Halvorson earned his B.S.B.A. from the University of Nebraska in 1983 and is a Certified Public Accountant. In March 2000, he graduated from the Securities Industry Institute at the Wharton School at the University of Pennsylvania.

      Asiff S. Hirji joined the Company as Chief Information Officer in April 2003. He is responsible for developing and implementing all Information Technology initiatives at Ameritrade, including business technology planning, application development as well as IT infrastructure and architecture. He joined the Company from Bain & Company, where he led the IT Strategy practice for the company’s New York office from 2002 to 2003. Prior to that Mr. Hirji was, from 2000 to 2001, President and Chief Technology Officer for New York-based Netfolio, Inc., an online investment advisor that he took through the entire lifecycle from initial inception to growth and sale. He was also a founding member of the Mitchell Madison Group from 1992 to 2000, the second largest financial services strategic consultancy in the world. Mr. Hirji received an M.B.A from The University of Western Ontario and a B.S. in computer science from The University of Calgary.

      Ellen L.S. Koplow has served as General Counsel since June 2001. She oversees the Company’s Legal Department. She joined the Company in May 1999 as Deputy General Counsel and was named Acting General Counsel in November 2000. Prior to joining the Company, Ms. Koplow was managing principal of the Columbia, Maryland office of Miles & Stockbridge P.C. where she was responsible for the operations of attorneys and staff and concentrated her practice in the areas of corporate law, e-commerce, technology law, media and commercial contracts. Ms. Koplow graduated cum laude from the University of Baltimore Law School in 1983 where she was a member of the Heuisler Honor Society, a Scribes Award winner and a Comments Editor for the Law Review. She has been a member of the Maryland High Technology Council and has lectured extensively on technology-related issues. In 1998, she was selected by The Daily Record as one of Maryland’s Top 100 women.

      John R. (Randy) MacDonald has served as Chief Financial Officer since March 2000. He oversees all financial operations of the Company, including developing and planning financial transactions and Company-wide fiscal management. He is also responsible for risk management, tax planning and mergers and acquisitions. Recently, he led the integration of Ameritrade and Datek into one company. Prior to joining the Company in March 2000, Mr. MacDonald served in a similar capacity with New York City-based Investment Technology Group, Inc. Mr. MacDonald has also held executive positions at Salomon Brothers and Deloitte

& Touche. Mr. MacDonald currently serves on the Nasdaq Technology Advisory Council. He graduated cum laude from Boston College with a B.S. in accounting.

      Anne L. Nelson joined the Company as Vice President of Marketing in November 1999 and was promoted to Chief Marketing Officer in August 2001. As Chief Marketing Officer, Ms. Nelson oversees marketing strategy as well as advertising, brand management, database management and client marketing. Previously, she served for six years as the executive vice president of marketing for HSBC Bank USA, where she headed retail, corporate and investment marketing for the United States. Prior to joining HSBC, Ms. Nelson spent 10 years with CoreStates Financial Corp. in a number of senior level positions in their retail marketing, credit card and acquisition divisions. Ms. Nelson received an M.B.A. from Temple University and holds a B.A. from LaSalle College. She completed additional post-graduate studies at the Wharton School of the University of Pennsylvania. In 2000, she was named one of the Top 100 Advertising Executives by Advertising Age, and one of the Top 10 Marketers by Financial Services Marketing.

Board Meetings and Committees

      The Board of Directors conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its Committees. During the fiscal year ended September 26, 2003, the Board of Directors held six meetings and took action by written consent seven times. During fiscal year 2003, each Director attended at least 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board of Directors on which he served.

      The Board of Directors has established two Committees: Audit and Compensation.

      Audit Committee. The functions performed by the Audit Committee are described in the Audit Committee Charter and include (i) overseeing the Company’s internal accounting and operational controls as well as its financial and regulatory reporting, (ii) selecting the Company’s independent auditors and managing director of corporate audit, and assessing their performance on an ongoing basis, (iii) reviewing the Company’s financial statements and audit findings, and taking any action considered appropriate by the Audit Committee and the Board of Directors, (iv) performing other oversight functions as requested by the full Board of Directors and (v) reporting activities performed to the full Board of Directors. The Audit Committee Charter was adopted by unanimous written consent of the Board of Directors on September 5, 2002 and subsequently adopted by the Audit Committee at the October 3, 2002 Audit Committee meeting. The Charter was reviewed and reaffirmed by the Audit Committee at the November 11, 2003 Audit Committee meeting. The Audit Committee is currently composed of Messrs. Fleisher, Landry and Mitchell. Mr. Fleisher serves as the Audit Committee’s chairman. All current Audit Committee members are “independent” as defined in the applicable listing standards of the NASD. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board of Directors has also designated Mr. Fleisher as an audit committee financial expert as defined by the SEC. The Company’s Audit Committee met 11 times during fiscal year 2003. The Report of the Audit Committee for the fiscal year ended September 26, 2003 appears under PROPOSAL 2 — “RATIFICATION OF APPOINTMENT OF AUDITOR”.

      Compensation Committee. The Compensation Committee reviews and approves broad compensation philosophy and policy and changes in executive salary levels, bonus payments and stock option awards pursuant to the Company’s management incentive plans as outlined below. The Compensation Committee is currently composed of Messrs. Hutchins, Mitchell and Pagliuca. Mr. Hutchins serves as the Compensation Committee’s chairman. The Company’s Compensation Committee met five times during fiscal year 2003. The Report of the Compensation Committee on Executive Compensation appears under “EXECUTIVE COMPENSATION”.

      The Company does not have a standing Nominating Committee. Nominations of Directors are made by the entire Board of Directors.

Compensation of Directors

      The Company maintains the Ameritrade Holding Corporation 1996 Directors Incentive Plan (the “Directors Plan”), administered by the Compensation Committee, pursuant to which non-employee Directors are granted various equity awards and may make elections with respect to the payment of their retainers and fees. Specifically, the Directors Plan provides that, upon a non-employee Director’s election to the Board for his first term, the Director will receive (a) a stock option to purchase such number of shares of the Company’s Common Stock as determined by the Chairman of the Board and approved by the Board and (b) an award of restricted stock, the fair market value of which is equal to approximately $20,000 or such other amount determined by the Board from time to time. Non-employee Directors may also be awarded stock options other than upon their initial election to the Board as determined from time to time by the Board. Awards made pursuant to the Directors Plan will generally vest in substantially equal annual installments over a period of three years, beginning with the first anniversary of the grant date. The exercise price of options granted under the Directors Plan may not be less than the fair market value of a share of the Company’s Common Stock on the date of the grant of the option. The expiration date with respect to an award under the Directors Plan is the earlier of the ten-year anniversary of the date on which the award is granted or the one-year anniversary of the date on which the non-employee Director’s service as a director of the Company terminates for cause. Options are not exercisable after the expiration date. Restricted stock that is not vested on the expiration date is forfeited.

      Employee Directors do not receive compensation for services provided as a Director. Non-employee Directors receive an annual retainer payable in advance. For fiscal year 2003, the annual retainer was $25,000. Fifty percent of the retainer is payable in cash and fifty percent is payable in the form of Common Stock, provided that, if a Director has met the Company’s equity ownership guidelines, the Director may elect to receive all or any portion of the stock retainer in cash. Non-employee Directors receive payments of $1,500 for quarterly meetings and $1,000 for Committee meetings, all payable quarterly in arrears in the form of cash or Common Stock at the election of the Director. The foregoing elections and payments are made pursuant to the Directors Plan. Awards for periods of less than 12 months are calculated and determined by the Board. Special rules applied to the payment of the annual retainer for the 2003 fiscal year to accommodate newly elected Directors.

      Pursuant to the Directors Plan, non-employee Directors may elect to defer receipt of all or a portion of the retainer and meeting and Committee fees otherwise payable to the non-employee Director, including those amounts that would otherwise be payable to the non-employee Director in the form of Common Stock. Amounts deferred pursuant to a non-employee Director’s election are credited to a bookkeeping account, which consists of a “Cash Subaccount” reflecting amounts that would otherwise have been payable to the non-employee Director in cash and a “Stock Subaccount” reflecting amounts that would otherwise have been payable to the non-employee Director in Common Stock. As of the first day of each fiscal quarter, the Cash Subaccount is adjusted to reflect contributions and distributions during the preceding fiscal quarter and is credited with interest computed at the prime rate as reported by the Wall Street Journal for that date (or, if that day is not a business day, the next preceding business day). The Stock Subaccount is credited with “stock units” as of each day that a deferred amount would otherwise have been payable to the non-employee Director in Common Stock, is charged with stock units as of each day on which amounts are distributed from the Stock Subaccount and is credited with stock units as of each record date to reflect dividends paid on the Common Stock. For purposes of the adjustments to the Stock Subaccount, one stock unit corresponds to one share of Common Stock.

      Deferred amounts are payable to non-employee Directors as of a distribution date elected by the non-employee Director at the time of the deferral. If no distribution date is specified, payments begin as of the first business day of January of the year following the date on which the non-employee Director ceases to be a Director of the Company for any reason. Distributions of deferred amounts can be made in ten annual installments commencing on the distribution date elected. A non-employee Director may also elect to have payments in a lump sum or in any number of annual payments not exceeding ten. If a non-employee Director dies prior to the full payment of his deferral account, the balance will be paid in a lump sum to a beneficiary designated by the non-employee Director. The Compensation Committee may also distribute the full balance of a non-employee Director’s deferral account in a lump sum at any time.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely upon the Company’s review of forms filed by Directors, officers and certain beneficial owners of the Company’s Common Stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the 1934 Act, the Company has identified the following late filings by the Section 16(a) Reporting Persons: one transaction was reported late on a Form 3 filed by the Ricketts Grandchildren Trust; and one transaction was reported late on 11 Form 3s filed on behalf of entities affiliated with TA Associates, Inc.

Stock Ownership of Certain Beneficial Owners and Management

      As of the Record Date, there were 421,541,799 shares of Common Stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of the Company’s Common Stock by each of the executive officers named in the Summary Compensation Table, by Directors, by each person believed by the Company to beneficially own more than 5 percent of the Company’s Common Stock and by all current executive officers and Directors of the Company as a group:

	Number of	Percent of
	Shares of	Shares of
	Common	Common
Name	Stock	Stock

Directors and Executive Officers
J. Joe Ricketts(1), Chairman and Founder	89,483,044	21.1%
Joseph H. Moglia(2), Chief Executive Officer	6,546,758	1.5%
John R. MacDonald(3), Executive Vice President, Chief Financial Officer and Treasurer	623,876	*
J. Peter Ricketts(4), President, Private Client Division, Vice Chairman and Corporate Secretary	8,943,990	2.1%
Phylis M. Esposito(5), Executive Vice President, Chief Strategy Officer	442,945	*
Kurt D. Halvorson(6), Executive Vice President, Chief Administrative Officer	566,925	*
Michael D. Fleisher(7), Director	25,409	*
Glenn H. Hutchins(8), Director	19,129,029	4.5%
C. Kevin Landry(9), Director	31,980,434	7.6%
Mark L. Mitchell(10), Director	197,039	*
Stephen G. Pagliuca(11), Director	28,180,427	6.7%
Thomas S. Ricketts(12), Director	7,714,563	1.8%
All Directors and Executive Officers as a group(13) (16 in group)	187,426,716	43.5%
Other Stockholders
Entities affiliated with TA Associates, Inc.(14)	31,967,767	7.6%
125 High Street, Suite 2500
Boston, MA 02110
Entities affiliated with Bain Capital Funds(15)	28,156,163	6.7%
111 Huntington Ave.
Boston, MA 02199
Entities affiliated with Silver Lake Partners, L.P.(16)	19,106,843	4.5%
2725 Sand Hill Road, Building C
Suite 150
Menlo Park, CA 94025
Ricketts Grandchildren Trust(17)	19,008,000	4.5%

*	Less than 1 percent of the issued and outstanding shares.

(1)	Shares of Common Stock beneficially owned by Mr. Ricketts consist of 68,381,780 shares held jointly with Marlene M. Ricketts, his spouse, in brokerage margin accounts; 8,186,112 shares held by the Marlene M. Ricketts 1994 Dynasty Trust, over which Mr. Ricketts has sole voting and dispositive power; 8,186,688 shares held by the J. Joe Ricketts 1996 Dynasty Trust, over which Mrs. Ricketts has sole voting and dispositive power; 975,000 shares owned by Mr. Ricketts individually but pledged as collateral; 1,500,000 shares held jointly with Marlene M. Ricketts but pledged as collateral; 332,352 shares held in the J. Ricketts IRA; 332,352 shares held in the M. Ricketts IRA; 2,735 shares held in Mr. Ricketts’ 401(k) account; and 1,586,025 shares issuable upon the exercise of options exercisable within 60 days. Percentage ownership is determined on the basis of 423,127,824 shares of Common Stock, consisting of 421,541,799 shares outstanding and 1,586,025 shares issuable upon the exercise of options exercisable within 60 days.

(2)	Consists of 651,400 shares held by Mr. Moglia individually in a brokerage margin account; 140,000 shares held in trust for the benefit of Mr. Moglia’s family; 1,939 shares held in Mr. Moglia’s 401(k) account; and 5,753,419 shares issuable upon the exercise of options exercisable within 60 days. Percentage ownership is determined on the basis of 427,295,218 shares of Common Stock, consisting of 421,541,799 shares outstanding and 5,753,419 shares issuable upon the exercise of options exercisable within 60 days.

(3)	Consists of 53,005 shares held by Mr. MacDonald individually in IRA accounts; 3,638 shares held by Mr. MacDonald’s spouse individually in an IRA account; 8,412 shares held in Mr. MacDonald’s 401(k) account; 437,959 shares issuable upon the exercise of options exercisable within 60 days; and 120,862 shares held for the benefit of Mr. MacDonald in a deferred compensation account under the Company’s Executive Deferred Compensation Program.

(4)	Consists of 964,737 shares held by Mr. Ricketts individually in a brokerage margin account; 87,868 shares held jointly with Mr. Ricketts’ spouse in a brokerage margin account; 19,950 shares held in trusts for the benefit of Mr. Ricketts’ children; 67,648 shares in Mr. Ricketts’ 401(k) account; 282,126 shares issuable upon the exercise of options exercisable within 60 days; 686,008 shares in the Marlene Ricketts Trust for the benefit of J. Peter Ricketts over which Mr. Ricketts has sole voting and dispositive power; and 6,835,653 shares in the Marlene Ricketts Annuity Trust 2001 #1, Marlene Ricketts Annuity Trust 2002 #1 and Marlene Ricketts Annuity Trust 2003 #1 over which Mr. Ricketts has shared voting and dispositive power.

(5)	Consists of 200,000 shares held by Ms. Esposito individually; 8,674 shares held in Ms. Esposito’s 401(k) account; 219,825 shares issuable upon the exercise of options exercisable within 60 days; and 14,446 shares held for the benefit of Ms. Esposito in a deferred compensation account under the Company’s Executive Deferred Compensation Program.

(6)	Consists of 20,000 shares held by Mr. Halvorson jointly with his spouse; 260,799 shares held in Mr. Halvorson’s 401(k) account; and 286,126 shares issuable upon exercise of options exercisable within 60 days.

(7)	Consists of 2,000 shares held by Mr. Fleisher individually; 4,000 shares of restricted stock; 6,667 shares issuable upon the exercise of options exercisable within 60 days; and 12,742 shares held in a deferred compensation account for Mr. Fleisher.

(8)	Consists of 11,519 shares held by Mr. Hutchins individually; 4,000 shares of restricted stock; 6,667 shares issuable upon the exercise of options exercisable within 60 days; and 19,106,843 shares owned by Silver Lake Partners, L.P. and its affiliated entities (see footnote 16 below). Mr. Hutchins is a Managing Member and officer of the General Partner of Silver Lake Partners, L.P. Mr. Hutchins disclaims beneficial ownership of all shares owned by Silver Lake Partners, L.P. and its affiliated entities, except to the extent of his pecuniary interest therein.

(9)	Consists of 2,000 shares held by Mr. Landry individually; 4,000 shares of restricted stock; 6,667 shares issuable upon the exercise of options exercisable within 60 days; and 31,967,767 shares owned by TA Associates, Inc. and its affiliated entities (see footnote 14 below). Mr. Landry disclaims beneficial ownership of all shares owned by TA Associates, Inc. and its affiliated entities, except to the extent of 69,840 shares, which he owns through TA Investors LLC.

(10)	Includes 148,501 shares held by Mr. Mitchell individually in a brokerage margin account; 4,000 shares of restricted stock; 32,359 shares issuable upon the exercise of options exercisable within 60 days; and 12,179 shares in the Janet T. Mitchell IRA, over which Mr. Mitchell has shared voting and dispositive power.

(11)	Consists of 13,597 shares held by Mr. Pagliuca individually; 4,000 shares of restricted stock held by Mr. Pagliuca individually; 6,667 shares issuable upon the exercise of options exercisable within 60 days; and 28,156,163 shares owned by Bain Capital and its affiliated entities (see footnote 15 below). Mr. Pagliuca is a member of Bain Capital Investors, LLC and he, or entities affiliated with him, are partners of one or more of BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II and BCIP Trust Associates II-B. Mr. Pagliuca disclaims beneficial ownership of all such shares owned by these entities, except to the extent of his pecuniary interest therein.

(12)	Consists of 153,557 shares held by Mr. Ricketts jointly with his spouse in a brokerage margin account; 4,000 shares of restricted stock; 2,078 shares held in a deferred compensation account for Mr. Ricketts; 6,667 shares issuable upon the exercise of options exercisable within 60 days; 26,600 shares held in trusts for the benefit of Mr. Ricketts’ children; 686,008 shares held in the Marlene Ricketts Trust for the benefit of Thomas S. Ricketts over which Mr. Ricketts has sole voting and dispositive power; and 6,835,653 shares in the Marlene Ricketts Annuity Trust 2001 #1, Marlene Ricketts Annuity Trust 2002 #1 and the Marlene Ricketts Annuity Trust 2003 #1 over which Mr. Ricketts has shared voting and dispositive power.

(13)	Includes 8,999,643 shares issuable upon the exercise of options exercisable within 60 days. Percentage ownership is determined on the basis of 430,541,442 shares of Common Stock, consisting of 421,541,799 shares outstanding and 8,999,643 shares issuable upon the exercise of options exercisable within 60 days.

(14)	Represents shares owned by a group of investment funds affiliated with TA Associates, including (i) 18,779,137 shares owned by TA IX, LP; (ii) 6,738,658 shares owned by TA/Advent VIII, LP; (iii) 4,567,297 shares owned by TA Atlantic & Pacific IV, LP; (iv) 1,160,800 shares owned by Advent Atlantic & Pacific III, LP; (v) 510,354 shares owned by TA Investors, LLC; and (vi) 211,521 shares owned by TA Executives Fund, LLC.

(15)	Represents shares owned by a group of investment funds affiliated with Bain Capital, including (i) 16,745,629 shares owned by Bain Capital Fund VII, LLC, whose managing member is Bain Capital Fund VII, L.P., whose sole general partner is Bain Capital Partners VII, L.P. (“BCP”), whose sole general partner is Bain Capital Investors, LLC (“BCI”); (ii) 6,195,389 shares owned by Bain Capital VII Coinvestment Fund, LLC, whose managing member is Bain Capital VII Coinvestment Fund, L.P., whose sole general partner is BCP, whose sole general partner is BCI; (iii) 4,108,561 shares owned by BCI Datek Investors, LLC, whose administrative member is BCP; and (iv) 1,106,584 shares owned by BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II and BCIP Trust Associates II-B, in each case whose managing partner is BCI.

(16)	Represents shares owned by a group of investment funds affiliated with Silver Lake Partners, L.P., the General Partner of which is Silver Lake Technology Associates, LLC, including (i) 18,180,296 shares owned by Silver Lake Partners, L.P.; (ii) 524,316 shares owned by Silver Lake Investors, L.P.; and (iii) 402,231 shares owned by Silver Lake Technology Investors, L.L.C.

(17)	The trustee of the Ricketts Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Streets, Omaha, Nebraska, 68102.

Merger and Stockholders Agreement

      On September 9, 2002, the merger of Ameritrade Online Holdings Corp. (“AOH”) (formerly Ameritrade Holding Corporation) and Datek Online Holdings Corp. (“Datek”) was completed. As a result, AOH and Datek became wholly owned subsidiaries of the Company (formerly Arrow Stock Holding Corporation). In the merger, each share of Common Stock of AOH was automatically converted into one share of Common Stock of the Company and the stockholders of Datek in the aggregate received 216,341,375 shares of Common Stock of the Company.

      Prior to the merger, the Ricketts holders collectively owned approximately 51.0% of the AOH Common Stock. Upon completion of the merger, the Ricketts holders owned approximately 25.5% of the Company’s Common Stock and the Datek holders collectively owned approximately 29.4% of the Company’s Common Stock. Therefore, the Ricketts holders and the Datek holders collectively owned a majority of the Company’s Common Stock. As of the Record Date, the Ricketts holders owned approximately 25.4% and the Datek holders collectively owned approximately 18.8% of the Company’s Common Stock.

      Under the Stockholders Agreement by and among the Ricketts holders, the Datek holders and the Company, among other things:

•	the Ricketts holders and the Datek holders have agreed to vote their shares of Common Stock in favor of a Board of Directors of the Company consisting of nine members, of which three are designated by the Ricketts holders, three are designated by the Datek holders, and three are independent directors designated by the Ricketts holders and the Datek holders, subject to limitations, until after the Company’s annual stockholders meeting in 2006;

•	if a Ricketts holder or a Datek holder sells shares in some negotiated transactions, the other Ricketts holders and Datek holders are entitled to participate in the same transaction by selling a pro rata amount of their shares;

•	the Ricketts holders and the Datek holders have agreed, until March 27, 2005, to vote their shares in favor of specified merger and sale of the Company transactions that are approved by specified Directors and against specified merger and sale of the Company transactions that are not approved by specified Directors; and

•	the Ricketts holders and the Datek holders have agreed, from March 27, 2005 until the day after the Company’s annual meeting of stockholders in 2007, to vote their shares in favor of specified merger and sale of the Company transactions that are approved by a majority of the entire Board of Directors.

EXECUTIVE COMPENSATION

      The following table sets forth a three year history of the annual and long-term compensation awarded to, earned by or paid by the Company and its subsidiaries to each person serving as Chief Executive Officer at any time during the fiscal year ended September 26, 2003, and to each of the other five highest paid executive officers of the Company (collectively, the “Named Executive Officers”) for the fiscal year ended September 26, 2003.

Summary Compensation Table

					Long-term
		Annual Compensation			Compensation

					Securities
				Other Annual	Underlying	All Other
				Compensation	Options/	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	SARs(#)	($)

Joseph H. Moglia(1)	2003	600,000	1,143,750	3,269,072	8,199,813	9,132
Chief Executive Officer	2002	600,000	1,068,930	7,775,000	—	6,337
	2001	350,769	1,883,320	4,515,890	1,816,132	141,360
J. Joe Ricketts(2)	2003	650,000	892,125	9,963	80,817	5,042
Chairman and Founder	2002	650,000	1,008,755	4,697	753,443	—
	2001	631,251	353,749	30,000	—	—
John R. MacDonald(3)	2003	350,000	480,375	170,088	523,572	—
Executive Vice President, Chief	2002	327,346	182,630	187,330	119,866	—
Financial Officer and Treasurer	2001	311,250	87,500	262,500	100,000	—
J. Peter Ricketts(4)	2003	307,885	564,250	9,963	523,572	—
President, Private Client Division,	2002	287,308	313,080	4,697	119,866	—
Vice Chairman and Corporate	2001	228,264	200,000	30,000	100,000	—
Secretary
Phylis M. Esposito(5)	2003	300,000	549,000	9,963	223,572	—
Executive Vice President,	2002	300,000	313,080	—	227,865	—
Chief Strategy Officer	2001	75,000	—	75,000	50,000	23,318
Kurt D. Halvorson(4)	2003	300,000	549,000	9,963	273,572	—
Executive Vice President, Chief	2002	293,654	313,080	4,697	119,866	—
Administrative Officer	2001	263,751	150,000	30,000	100,000	—

(1)	Mr. Moglia became an employee of the Company in March 2001. Amounts under Other Annual Compensation for Mr. Moglia represent deferred compensation earned pursuant to his employment agreement and employer contributions to the Company’s Profit Sharing Plan in the form of Company Common Stock. Amounts under Bonus for fiscal 2001 include Mr. Moglia’s signing bonus pursuant to his employment agreement. Amounts under All Other Compensation for Mr. Moglia represent imputed interest resulting from payroll taxes paid on Mr. Moglia’s behalf in fiscal 2003 and fiscal 2002 and reimbursement of moving expenses in fiscal 2001.

(2)	Amounts under Other Annual Compensation for Mr. J. Joe Ricketts represent employer contributions to the Company’s Profit Sharing Plan in the form of Company Common Stock. Amounts under All Other Compensation for Mr. J. Joe Ricketts represent legal fee reimbursement pursuant to Mr. J. Joe Ricketts’ employment agreement.

(3)	Amounts under Other Annual Compensation for Mr. MacDonald include bonus payments that were deferred by the employee into a trust that holds shares of Common Stock pursuant to the Ameritrade Holding Corporation Executive Deferred Compensation Program and employer contributions to the Company’s Profit Sharing Plan in the form of Company Common Stock.

(4)	Amounts under Other Annual Compensation for Mr. J. Peter Ricketts and Mr. Halvorson represent employer contributions to the Company’s Profit Sharing Plan in the form of Company Common Stock.

(5)	Ms. Esposito became an employee of the Company in July 2001. Amounts under Other Annual Compensation for Ms. Esposito for fiscal 2003 consist of employer contributions to the Company’s Profit Sharing Plan in the form of Company Common Stock and for fiscal 2001 consist of bonus payments that were deferred by the employee into a trust that holds shares of Common Stock pursuant to the Ameritrade Holding Corporation Executive Deferred Compensation Program. The amount under All Other Compensation in fiscal 2001 for Ms. Esposito represents reimbursement of moving expenses.

Option Grants in Last Fiscal Year

      The following table sets forth information regarding stock options granted to Named Executive Officers during fiscal 2003 pursuant to the Company’s stock option plans. No grants of Stock Appreciation Rights were made to Named Executive Officers in fiscal 2003.

	Individual Grants

	Number of	% of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of
	Underlying	Granted to			Stock Appreciation for the
	Options	Employees in	Exercise or		Option Term(2)($)
	Granted	Fiscal	Base Price	Expiration
Name	(#)	Year(1)	($/share)	Date	5%	10%

Joseph H. Moglia	8,199,813	54.0%	5.05	3/1/13	26,041,933	65,995,370
J. Joe Ricketts	80,817	0.5%	4.54	10/31/12	230,747	584,759
John R. MacDonald	23,572	0.2%	4.54	10/31/12	67,302	170,557
John R. MacDonald	500,000	3.3%	5.17	1/22/13	1,625,693	4,119,824
J. Peter Ricketts	23,572	0.2%	4.54	10/31/12	67,302	170,557
J. Peter Ricketts	500,000	3.3%	5.17	1/22/13	1,625,693	4,119,824
Phylis M. Esposito	23,572	0.2%	4.54	10/31/12	67,302	170,557
Phylis M. Esposito	200,000	1.3%	5.17	1/22/13	650,277	1,647,930
Kurt D. Halvorson	23,572	0.2%	4.54	10/31/12	67,302	170,557
Kurt D. Halvorson	250,000	1.6%	5.17	1/22/13	812,846	2,059,912

(1)	Based on an aggregate of 15,194,110 options granted to employees during fiscal 2003.

(2)	Calculated on the assumption that the market value of the underlying stock increases at the stated values compounded annually for the ten-year term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 2003 and unexercised options held as of the end of fiscal 2003.

			Number of Securities		Value of Unexercised in-the-
	Number of		Underlying Unexercised		Money Options
	Shares		Options at Sept. 26, 2003		at Sept. 26, 2003(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph H. Moglia	—	—	4,160,556	5,855,389	$22,979,425	$40,519,292
J. Joe Ricketts	—	—	1,302,785	720,575	$9,984,677	$4,256,557
John R. MacDonald	—	—	307,066	523,572	$972,533	$3,575,140
J. Peter Ricketts	—	—	113,791	670,947	$292,380	$4,255,293
Phylis M. Esposito	—	—	106,966	394,471	$592,070	$2,640,856
Kurt D. Halvorson	—	—	172,816	428,422	$292,380	$2,555,293

(1)	Based on the market price of $11.97 per share, which was the closing price per share of the Company’s Common Stock on the Nasdaq National Market on the last day of fiscal 2003, less the exercise price payable for such shares.

Employment and Severance Agreements

      The Company currently has employment agreements with each of its Named Executive Officers.

      Joseph H. Moglia. Mr. Moglia’s employment agreement was entered into as of March 1, 2001 and had a two-year initial term. The agreement was renewed for an additional two-year term on March 1, 2003. Either party may terminate the employment agreement with or without cause. Pursuant to the agreement, Mr. Moglia was paid a signing bonus of $1.3 million and was reimbursed for relocation costs. The agreement provides for the payment of a base salary of $600,000 per year, a one-time benefit of $15.6 million pursuant to a deferred compensation plan that vested as of March 1, 2003 and is payable upon his termination, and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The agreement was amended in 2002 to provide Mr. Moglia an annual bonus with a target of $625,000. In addition, the agreement provided that, if Mr. Moglia were still employed by the Company as of March 1, 2003, he would be awarded stock options with respect to 2 percent of the then outstanding shares of Company Common Stock. If Mr. Moglia is discharged from employment by the Company without cause or terminates his employment under circumstances that constitute constructive dismissal, all of his stock options and amounts in the deferred compensation plan will vest. Under the deferred compensation plan established in connection with the agreement, Mr. Moglia is entitled to a deferred payment of cash compensation, as adjusted for earnings and losses based on investment performance. The balance in the deferred compensation account vested pro rata on a daily basis over the initial two-year term. Payments of the deferred compensation account balance begin as soon as practicable after Mr. Moglia’s termination date and may be made in a lump sum or installments over a period of not more than 10 years, as elected by Mr. Moglia in accordance with the plan. If Mr. Moglia dies before the vested balance in his deferred compensation account is paid to him, the vested balance is paid in a lump sum to a beneficiary named by him.

      The agreement provides that, if a change in control of the Company occurs, Mr. Moglia’s employment will automatically terminate and he will be entitled to the payments and benefits to which he would otherwise be entitled under the agreement had he continued in employment with the Company through both the initial and additional two-year terms. The agreement contains covenants by Mr. Moglia not to compete with the Company during the term of employment and for a time period thereafter as may be specified by the Company. He is entitled to receive noncompetition payments during the period subsequent to his termination in which the covenant not to compete is in effect.

      The Company and Mr. Moglia entered into an addendum to the employment agreement as of March 30, 2002. Under the addendum, the Company and Mr. Moglia agreed that the merger with Datek would not constitute a change in control for the purpose of the employment agreement and Mr. Moglia waived the provisions of the agreement that would have been triggered by the merger. The Company and Mr. Moglia further agreed that if the Company terminates Mr. Moglia’s employment within two years after the completion of the merger for any reason other than cause, Mr. Moglia will be entitled to the payments and benefits to which he would otherwise be entitled under the agreement had he continued in the employ of the Company until the fourth anniversary of the effective date of the employment agreement and he will be entitled to the noncompetition payments.

      Under an agreement between the Company and Mr. Moglia, dated September 13, 2001, the Company was required to lend Mr. Moglia the Medicare tax amounts due from time to time resulting from his vesting in benefits under the deferred compensation plan. Mr. Moglia is required to repay the loan, which does not bear interest, at the time of termination of his employment. The Company may set off the amount of the loan against the amount that would otherwise be payable to Mr. Moglia under the deferred compensation plan. For periods prior to the termination of his employment, the Company will reimburse Mr. Moglia annually for all taxes imposed on the interest imputed to Mr. Moglia.

      J. Joe Ricketts, Chairman and Founder. Mr. Ricketts’ employment agreement was entered into as of October 1, 2001 and has a seven-year term. Either party may terminate the agreement with or without cause. The agreement provides for the payment of a base salary of not less than $650,000 per year, an annual bonus with a target level for each of fiscal years 2002 and 2003 of not less than 75% of his base salary, grants of stock options pursuant to the Company’s long term incentive plan with a target award value for each of fiscal years

2002 and 2003 of not less than $1,200,000, employee assistance program payments and tax payments, fully equipped home offices, participation in employee benefits plans and programs maintained by the Company, and reimbursement for reasonable fees and expenses for legal, tax, accounting, financial and estate planning counseling and services and some insurance coverages. If the agreement is terminated due to Mr. Ricketts’ disability, Mr. Ricketts is entitled to payment of 50% of his base salary plus benefits until the earlier of the end of the agreement term or the fifth anniversary of the date of the disability. If Mr. Ricketts is discharged from employment by the Company without cause or terminates his employment following specified breaches of the agreement by the Company, he will be entitled to receive payments of his base salary, bonus, option awards and continuing benefits for the remainder of the agreement term; provided, that in no event will his payments under these circumstances be less than the sum of three times (1) his base salary, determined as of October 1, 2001, and (2) his annual cash bonus payable for 2002. If a termination described in the preceding sentence occurs, Mr. Ricketts will also be entitled to recover damages he incurs as a result of his inability to exercise his outstanding stock options. The agreement contains covenants by Mr. Ricketts not to compete with the Company during the term of the agreement and for a specified period after the term.

      John R. MacDonald, Executive Vice President, Chief Financial Officer and Treasurer. Mr. MacDonald’s employment agreement was entered into as of September 9, 2002 and has a three-year term. The agreement provides for the payment of a base salary of $350,000, an annual bonus target of 100% of his base salary, grants of stock options pursuant to the Company’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The agreement provides that it may be terminated by either party at any time and that if Mr. MacDonald is terminated by the Company for any reason other than cause or if he terminates his employment for good reason, he will be entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. MacDonald will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at the Company’s cost. If, following a change in control, Mr. MacDonald’s employment is terminated by the Company without cause or his employment is terminated for good reason, he will be entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement contains covenants by Mr. MacDonald not to compete with the Company during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. MacDonald’s execution of a release of claims and, if any payments under the agreement would subject Mr. MacDonald to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

      J. Peter Ricketts, Vice Chairman and President, Private Client Division. Mr. Ricketts’ employment agreement was entered into as of September 9, 2002 and has a term ending on September 9, 2005 with provisions for renewal for an additional twelve months. The agreement provides for the payment of an annual base salary of at least $300,000, an annual bonus with a target of 100% of his base salary, grants of stock options pursuant to the Company’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The agreement provides that it may be terminated by either party at any time. If Mr. Ricketts is terminated by the Company for any reason other than cause or if he terminates his employment for good reason, Mr. Ricketts is entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. Ricketts will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at the Company’s cost. If, following a change in control, Mr. Ricketts’ employment is terminated by the Company without cause or his employment is terminated for good reason, he is entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement contains covenants by Mr. Ricketts not to compete with the Company during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. Ricketts’ execution of a release of claims and, if any payments under the agreement would subject Mr. Ricketts to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

      Phylis M. Esposito, Executive Vice President and Chief Strategy Officer. Ms. Esposito’s employment agreement was entered into as of February 1, 2002 and had an initial term ending on June 30, 2003. Ms. Esposito’s employment agreement has been renewed for an additional twelve months. The agreement provides for the payment of a base salary of $300,000, an annual bonus with a target of 100% of her base salary, grants of stock options pursuant to the Company’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The agreement provides that it may be terminated by either party at any time. If Ms. Esposito is terminated by the Company for any reason other than cause or if she terminates her employment for good reason, Ms. Esposito is entitled to receive continued payments of her base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Ms. Esposito will also receive the amount of annual target bonus to which she was entitled for the year in which the termination occurs and she will be provided with continuing medical coverage, subject to limitations, for the severance period at the Company’s cost. If, following a change in control, Ms. Esposito’s employment is terminated by the Company without cause or her employment is terminated for good reason, she is entitled to be paid a lump sum equal to her salary and bonus as described above. The agreement contains covenants by Ms. Esposito not to compete with the Company during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Ms. Esposito’s execution of a release of claims and, if any payments under the agreement would subject Ms. Esposito to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax. On June 25, 2002, Ms. Esposito entered into an employment agreement addendum with the Company, which specifies that the merger with Datek does not constitute a change in control for purposes of her employment agreement.

      Kurt D. Halvorson, Executive Vice President, Chief Administrative Officer. Mr. Halvorson’s employment agreement was entered into as of September 9, 2002 and has a term ending on September 9, 2004 with provisions for renewal for an additional twelve months. The agreement provides for the payment of an annual base salary of at least $300,000, an annual bonus with a target of 100% of his base salary, grants of stock options pursuant to the Company’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The agreement provides that it may be terminated by either party at any time. If Mr. Halvorson is terminated by the Company for any reason other than cause or if he terminates his employment for good reason, Mr. Halvorson is entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. Halvorson will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at the Company’s cost. If, following a change in control, Mr. Halvorson’s employment is terminated by the Company without cause or his employment is terminated for good reason, he is entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement contains covenants by Mr. Halvorson not to compete with the Company during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. Halvorson’s execution of a release of claims and, if any payments under the agreement would subject Mr. Halvorson to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

Report of the Compensation Committee on Executive Compensation

      This report is not deemed to be “soliciting material” or to be “filed‘ with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”) and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 (the “1933 Act”) or the 1934 Act.

      The Compensation Committee (the “Committee”) of the Board of Directors establishes and administers the Company’s executive compensation programs. The Committee is currently composed of three non-employee directors of the Board, Messrs. Hutchins, Mitchell and Pagliuca. No member of the Committee during fiscal year 2003 was an employee of the Company or any of its subsidiaries. Each member qualifies as a

“non-employee director” under rule 16b-3 under the Securities Exchange Act of 1934 and as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Philosophy and Policy Overview

      The Committee’s purpose is to develop and maintain compensation programs and policies reflective of the Company’s strategy to provide strong performance incentive for achieving goals to maximize stockholder value. To accomplish this, the Committee constructs compensation determinations based upon the following goals:

1. Align executive compensation with stockholder interests; and

2. Attract, retain and motivate an effective executive team.

      The Company’s executive officers’ base salaries are determined by comparing individual responsibilities with industry survey data and responsibilities of the other Company executive officers. In addition, a target annual incentive bonus award is based on a percentage of salary and long-term incentive awards are based on a factor of salary. Both the incentive bonus and long-term incentives are at-risk pay, which serve to motivate the executive to perform, and comprises a large portion of total executive compensation. The Committee has utilized the services of an external executive compensation consultant to provide objective and competitive data to ensure stockholder-beneficial decision making consistent with the Company’s compensation goals.

      The Committee and the Company strongly believe in executive ownership of Company stock. This benefits stockholders by meaningfully aligning executive goals and decision-making to stockholder interests. Executives are required to adhere to equity ownership guidelines that require a specific percentage of stock ownership, ranging from 100 to 500 percent of annual base salary, depending on executive level.

Fiscal Year 2003 Results

      Under Mr. Moglia’s leadership and the performance of the Executive Management Team, the Company:

•	Earned record net income of $137 million, or $0.32 per share;

•	Earned record pre-tax income of $227 million, or 32 percent of net revenues;

•	Added 330,000 new accounts opened and funded at an average cost per account of $274, plus 16,000 accounts acquired from Mydiscountbroker.com; 172,000 net new accounts; and

•	Achieved approximately $188 million in pre-tax synergies since closing the Datek merger, for a run-rate of approximately $245 million in annual pre-tax merger synergies.

Base Salaries

      In order to remain competitive with the market, the Committee reviews executive salaries as needed. Comparably sized general industry, technology and financial services competitors are selected for analysis and comparison. Executive officer salary adjustments are determined by objective and subjective evaluation of individual performance and by comparison with market data of external comparable positions, internal comparison, and applicable terms of existing employment agreements.

Annual Incentive Bonuses

      Annual incentive bonuses are designed to promote strong Company performance and achievement of the Company’s initiatives. Target incentive percentages are set at the beginning of the fiscal year and payout is earned according to achievement of Company goals. The Company’s executive officers participate in the Management Incentive Plan. This plan is based on the achievement of key corporate performance metrics and is intended to be qualified under Section 162(m) of the Code in order to maximize tax deductibility for the Company, while providing strong incentive for goal achievement at the highest levels of the organization. For fiscal year 2003, 100 percent of annual incentive compensation was based upon corporate performance. Highlights of corporate performance are set forth under Fiscal Year 2003 Results above.

      Executives were able to defer all or part of annual incentive bonuses under a deferred compensation program in the form of Company stock.

Long-Term Incentives

      The Company strongly supports stock ownership at all levels and maintains a broad based and executive stock option program. Long-term incentives are awarded to foster forward-looking motivation and long-term growth for stockholders.

      Executive stock option awards were determined based on the Company’s total stockholder return and other market based factors. The total stockholder return measurement compares Company stock performance with the stock performance of a peer group. The Company’s relative performance against the peer group is applied to the target award level per individual executive.

      The Committee also considers the award of stock options in specific cases based on individual performance or for purposes of retaining and attracting key executives.

      Although the long-term incentive plan also permits the award of stock appreciation rights, stock awards (including restricted stock) and performance units, no such awards have been made under the program. The Company granted replacement stock appreciation rights in fiscal 2002 to former Datek employees in connection with the Datek merger.

Deductibility of Compensation

      Section 162(m) of the Code limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless certain requirements are met. For fiscal year 2003, the requirements for deductible compensation under Section 162(m) were met for all executive officers. The policy of the Compensation Committee with respect to Section 162(m) is to establish and maintain a compensation program that will optimize the deductibility of compensation. However, the Committee may exercise its right to use judgment, where merited, by the need to respond to changing business conditions or to an executive officer’s individual performance, to authorize compensation which may not in a specific case, be fully deductible by the Company.

Chief Executive Officer Compensation

      In fiscal year 2003, Mr. Moglia served in the capacity of Chief Executive Officer. The determination of the Chief Executive Officer’s salary, annual incentive, and grants of stock options followed the philosophy and policies set forth above for all other executive compensation, subject to any individual terms in the executive’s employment agreement.

Glenn Hutchins
Mark L. Mitchell
Stephen G. Pagliuca

Compensation Committee Interlocks and Insider Participation

      During fiscal 2003, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Performance Graph

      The Company performance information is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the Company performance information shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the 1933 Act or the 1934 Act.

      The following graph and table set forth information comparing the cumulative total return from a $100 investment in the Company, a broad-based stock index and the stocks making up an industry peer group on September 25, 1998 through the end of the Company’s most recent fiscal year.

	Period Ending

Index	9/25/98	9/24/99	9/29/00	9/28/01	9/27/02	9/26/03

Ameritrade Holding Corporation	100.00	602.08	591.67	133.67	130.00	399.00
S&P 500	100.00	123.97	141.64	103.84	83.80	102.99
Peer Group	100.00	267.66	366.48	120.65	95.40	139.79

The Peer Group is comprised of the following companies whose primary business is online brokerage:

The Charles Schwab Corporation
E*TRADE Financial Corporation
CSFBdirect(1)
TD Waterhouse Group, Inc.(2)

(1)	Included in peer group until August 21, 2001, when the stock was acquired by Credit Suisse First Boston, Inc.

(2)	Included in peer group until November 26, 2001, when the stock was acquired by The Toronto-Dominion Bank.

Certain Relationships and Related Transactions

      On September 6, 2001, the Company acquired from National Discount Brokers Group, Inc. (“NDB Group”) all the outstanding stock of National Discount Brokers Corporation (“NDB”). Pursuant to the terms of the purchase agreement dated July 30, 2001, between the Company and NDB Group, the Company paid aggregate consideration of $154 million, consisting of 26,027,282 shares of its Common Stock issued to BT

Investment Partners Inc., an affiliate of NDB Group and a subsidiary of Taunus Corporation (“Taunus”), a wholly owned subsidiary of Deutsche Bank AG, and $20,000 in cash paid to NDB Group. As of the beginning of fiscal 2003, Taunus, primarily through its ownership of BT Investment Partners Inc., owned approximately 5.3 percent of the Company’s Common Stock. Based on Amendment No. 1 to Form 13G filed by Taunus on February 5, 2003, Taunus no longer owned greater than 5 percent of the Company’s Common Stock as of December 31, 2002.

      On September 9, 2002, the Company’s Board of Directors authorized a program to repurchase up to 40 million shares of Company Common Stock from time to time over a two-year period beginning September 19, 2002. The Company has utilized Deutsche Bank Securities Inc., an affiliate of Taunus, to implement the repurchase program. During fiscal 2003, the Company repurchased approximately 3.8 million shares at a cost of approximately $14.6 million, including commissions, through Deutsche Bank Securities Inc.

      During fiscal 2003, the Company executed a portion of its clients’ securities transactions through subsidiaries of Taunus. Revenues earned by the Company related to such transactions totaled $1.1 million.

      The Company believes that its transactions with affiliates of Taunus have been negotiated on an arms-length basis and have been entered into on terms no more or less favorable than those available in similar transactions with other unaffiliated third parties.

      Gartner, Inc. provides professional research services to the Company under a three-year contract, which expires October 2005. During fiscal 2003, the Company paid approximately $0.1 million to Gartner, Inc. under the contract. Michael D. Fleisher, a Director of the Company, is Chairman and Chief Executive Officer of Gartner, Inc. Glenn H. Hutchins and Stephen G. Pagliuca, Directors of the Company, are directors of Gartner, Inc.

      Two siblings and a brother-in-law of J. Joe Ricketts each hold management positions with the Company and received annual compensation ranging from approximately $113,000 to $168,000 for fiscal 2003.

      Certain Directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company. Margin loans to these individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

      In November 2003, the Company purchased 7.5 million shares of its Common Stock from certain stockholders (and certain donees of those shares) concurrent with a secondary offering by those stockholders of approximately 43.1 million shares of their Common Stock. The Company acquired the 7.5 million shares from the selling stockholders at the net public offering price of $12.159 per share. The selling stockholders and the respective quantities of shares sold to the Company are as follows:

Selling Stockholders	Shares	Amount Paid

Entities affiliated with Bain Capital(1)	3,255,035	$39,577,971
Entities affiliated with Silver Lake Partners	2,208,875	26,857,711
Entities affiliated with TA Associates, Inc.	1,480,559	18,002,117
J. Joe Ricketts and Marlene M. Ricketts	540,726	6,574,687
J. Peter Ricketts	14,805	180,014

Total	7,500,000	$91,192,500

(1)	Includes 541,450 shares contributed by certain partners and other employees of the Bain Capital entities to certain charities prior to the offering. The charities sold the donated shares to the Company concurrent with the offering.

      Stephen G. Pagliuca, a director of the Company, is Managing Director of Bain Capital. Glenn H. Hutchins, a director of the Company, is a Managing Member of Silver Lake Partners. C. Kevin Landry, a

director of the Company, is a Managing Director and Chief Executive Officer of TA Associates, Inc. J. Joe Ricketts is Chairman and Founder of the Company. J. Peter Ricketts is the Company’s Vice Chairman and President, Private Client Division. The secondary offering was conducted pursuant to the terms of a registration rights agreement dated July 26, 2002 entered into among the Company and the selling stockholders, among others, in connection with the Datek merger. In accordance with the terms of the registration rights agreement, the Company agreed to pay various expenses of the offering, estimated to be approximately $0.6 million.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITOR

      Deloitte & Touche LLP, which has been the independent auditor for the Company since 1975, has been appointed by the Audit Committee as auditor for the Company and its subsidiaries for the fiscal year ending September 24, 2004. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting; provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of Deloitte & Touche LLP as the Company’s auditors for the fiscal year ending September 24, 2004, unless specified otherwise.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 24, 2004.

      Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

      The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended September 26, 2003 and September 27, 2002, and fees for other services rendered by Deloitte & Touche LLP during those periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	2003	2002

Audit Fees	$521,066	$420,100
Audit Related Fees	102,516	396,293
Tax Fees	133,469	465,388
All Other Fees	48,376	0

Total	$805,427	$1,281,781

      Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

      Audit Related Fees. Audit related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions, statutory audits, business acquisitions, and assessment of risk management controls in connection with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

      Tax Fees. Tax services include fees for tax compliance, tax advice and tax planning.

      All Other Fees. All other services include fees related to a proprietary regulatory reporting software license and maintenance contract used in our brokerage operations.

      The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2003 and 2002 were compatible.

      We have been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

      The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

      On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

      Audit — Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

      Audit Related Services — Audit related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions, statutory audits, and business acquisitions.

      Tax — Tax services include fees for tax compliance, tax advice and tax planning.

      Other Services — Other services are pre-approved on an engagement-by-engagement basis.

Report of the Audit Committee

      The following report is not deemed to be “soliciting material” or to be “filed‘ with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

      The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the adopted Audit Committee Charter through a formal written report dated and executed as of November 6, 2003. A copy of that report is set forth below.

November 6, 2003

The Board of Directors

Ameritrade Holding Corporation

Fellow Directors:

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Corporation’s financial reporting process. The Audit Committee conducted its oversight activities for Ameritrade Holding Corporation and subsidiaries (“Ameritrade”) in accordance with the duties and responsibilities outlined in the audit committee charter. The Audit Committee annually reviews the NASD standard of independence for audit committees and its most recent review determined that the committee meets that standard.

Ameritrade management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Corporation’s independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the Unites States of America.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of Ameritrade Holding Corporation, has fulfilled its objectives, duties and responsibilities as stipulated in the audit committee charter and has provided adequate and appropriate independent oversight and monitoring of Ameritrade’s systems of internal control for the fiscal year ended September 26, 2003.

These activities included, but were not limited to, the following significant accomplishments during the fiscal year ended September 26, 2003:

•	Reviewed and discussed the audited financial statements with management and the external auditors.

•	Discussed with the external auditors the matters requiring discussion by Statement on Auditing Standards No. 61, including matters related to the conduct of the audit of the financial statements.

•	Received written disclosures and letter from the external auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors their independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in Ameritrade’s Annual Report on Form 10-K for the fiscal year ended September 26, 2003, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Ameritrade Holding Corporation Audit Committee

Michael D. Fleisher, Chairman

C. Kevin Landry
Mark L. Mitchell

SUBMISSION OF STOCKHOLDER PROPOSALS

      In order to be included in the Company’s Proxy Statement relating to its next annual meeting, stockholder proposals must be received by the Company no later than August 31, 2004 by the Secretary of the Company at the Company’s principal executive offices. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Secretary no earlier than October 13, 2004 and no later than November 12, 2004. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (2) the name and address of the stockholder proposing such business, (3) the class and number of shares of the Common Stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

      Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and it does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the Board of Directors to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting.

      The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by Directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. In addition to solicitation by mail, the Company has made these materials available via the Internet at www.amtd.com. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

J. Peter Ricketts, Secretary

Omaha, Nebraska

December 29, 2003

REVOCABLE PROXY OF HOLDERS
OF COMMON STOCK

AMERITRADE HOLDING CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 10, 2004 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The undersigned hereby authorizes the Board of Directors of Ameritrade Holding Corporation (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Joslyn Art Museum, on Tuesday, February 10, 2004, at 10:30 a.m., Central Standard Time and at any postponement or adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

1.	ELECTION OF CLASS II DIRECTORS

☐	FOR all nominees listed below for terms to expire in 2007 (except as marked to the contrary below)

☐	WITHHOLD AUTHORITY to vote for all nominees listed below

J. Peter Ricketts C. Kevin Landry Mark L. Mitchell

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “FOR” but write that nominee’s name in the space provided below.)

2.	AUDITORS. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending September 24, 2004.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR CLASS II DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

      This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company prior to the meeting or by filing with the Secretary of the Company prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 10, 2004 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated:

(Signature)

(Signature if held jointly)

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.